Exhibit 4.7

[FORM OF]

DISCOVER CARD EXECUTION NOTE TRUST

Issuer

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

Indenture Trustee

CLASS A( - ) TERMS DOCUMENT

Dated as of [    ]

to

SECOND AMENDED AND RESTATED INDENTURE SUPPLEMENT

Dated as of December 22, 2015

for the DiscoverSeries Notes

to

AMENDED AND RESTATED INDENTURE

Dated as of December 22, 2015

EXHIBIT A	FORM OF CLASS A( -) NOTE

i

THIS CLASS A( - ) TERMS DOCUMENT (this “Terms Document”), by and between DISCOVER CARD EXECUTION NOTE TRUST, a statutory trust created under the laws of the State of Delaware (the “Issuer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, (as successor to U.S. Bank National Association), a national banking association organized and existing under the laws of the United States of America, as Indenture Trustee (the “Indenture Trustee”), is made and entered into as of [    ].

Pursuant to this Terms Document, the Issuer shall create a new Tranche of Class A Notes of the DiscoverSeries and shall specify the principal terms thereof.

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01 Definitions. For all purposes of this Terms Document, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(2) all other terms used herein which are defined in the Indenture Supplement or the Indenture, either directly or by reference therein, have the meanings assigned to them therein;

(3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder means such accounting principles as are generally accepted in the United States of America at the date of such computation;

(4) all references in this Terms Document to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Terms Document; the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Terms Document as a whole and not to any particular Article, Section or other subdivision;

(5) in the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture Supplement or the Indenture, the terms and provisions of this Terms Document shall be controlling, but solely with respect to the Class A( - ) Notes;

(6) each capitalized term defined herein shall relate only to the Class A( - ) Notes and no other Tranche of Notes issued by the Issuer;

(7) “including” and words of similar import will be deemed to be followed by “without limitation”; and

(8) for purposes of determining any amount or making any calculation hereunder, such amount or calculation, (x) if specified to be as of the first day of any Due Period, shall (a) include any Notes issued during such Due Period as if such Notes had been outstanding on the first day of such Due Period and (b) give effect to any payments, deposits or other allocations made on the Distribution Date related to the prior Due Period and (y) if specified to be as of the close of business on the last day of any Due Period shall give effect to any payments, deposits or other allocations made on the related Distribution Date.

[“Accumulation Amount” means $[•]; provided, however, if the commencement of the Accumulation Period is delayed in accordance with Section 2.11 hereof, the Accumulation Amount shall be determined in accordance with the definition of “Accumulation Amount” in the Indenture Supplement.]

[“Accumulation Commencement Date” means [    ], [    ], or such later date as the Calculation Agent on behalf of the Issuer determines in accordance with Section 2.11 hereof.]

[“Accumulation Period” has the meaning set forth in the Indenture Supplement.]

[“Accumulation Period Length” means [    ] months; provided, however, if the commencement of the Accumulation Period is adjusted in accordance with Section 2.11 hereof, the Accumulation Period Length shall be determined in accordance with the definition of “Accumulation Period Length” in the Indenture Supplement.]

[“Accumulation Reserve Funding Period” shall not apply if the Calculation Agent on behalf of the Issuer notifies the Indenture Trustee that it expects the Accumulation Period Length to be adjusted to one (1) month, and otherwise shall mean a period commencing on the first Distribution Date on which a condition in the right column of the following table was in effect on the immediately preceding Distribution Date, if such Distribution Date is a Distribution Date described in the corresponding left column of the following table, and ending on the Distribution Date immediately preceding the earlier to occur of:

(x) the Expected Maturity Date for the Class A( - ) Notes and

(y) the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class A( - ) Notes is paid in full.

Distribution Date:	Condition:

(a) The Distribution Date occurring three (3) calendar months prior to the first scheduled Distribution Date of the Accumulation Period (as adjusted in accordance with Section 2.11 hereof) and any following Distribution Date	No condition.

(b) The Distribution Date occurring [four (4)] calendar months prior to the first scheduled Distribution Date of the Accumulation Period (as adjusted in accordance with Section 2.11 hereof) and any following Distribution Date	The three-month rolling average Excess Spread Percentage is less than 4%.

(c) The Distribution Date occurring [six (6)] calendar months prior to the first scheduled Distribution Date of the Accumulation Period (as adjusted in accordance with Section 2.11 hereof) and any following Distribution Date	The three-month rolling average Excess Spread Percentage is less than 3%.

(d)The Distribution Date occurring [twelve (12)] calendar months prior to the first scheduled Distribution Date of the Accumulation Period (as adjusted in accordance with Section 2.11 hereof) and any following Distribution Date	The three-month rolling average Excess Spread Percentage is less than 2%.

provided, however, if at any point the Accumulation Reserve Funding Period has not commenced because no condition requiring funding has occurred or the Calculation Agent has determined that the Accumulation Period Length will be shortened to one (1) month, and subsequently a condition requiring funding occurs and the Calculation Agent determines that the Accumulation Period Length will not be so shortened, the Accumulation Reserve Funding Period shall commence on the following Distribution Date.]

[“Benchmark” means, initially, the SOFR Rate; provided that, if the [Calculation Agent] determines prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement]

[“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the [Calculation Agent] as of the Benchmark Replacement Date;

(1) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate rate of interest that has been selected by the [Calculation Agent] as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time and (b) the Benchmark Replacement Adjustment.]

[“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the [Calculation Agent] as of the Benchmark Replacement Date:

(1) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the [Calculation Agent] giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.]

[“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the Interest Accrual Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the [Calculation Agent] decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the [Calculation Agent] decides that adoption of any portion of such market practice is not administratively feasible or if the [Calculation Agent] determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the [Calculation Agent] determines is reasonably necessary).]

[“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.]

[“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator of the Benchmark has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator of the Benchmark that will continue to provide the Benchmark (or such component); or

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator of the Benchmark (or such component), a resolution authority with jurisdiction over the administrator of the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator of the Benchmark, which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator of the Benchmark that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.]

“Class A( - ) Adverse Event” means the occurrence of any of the following: (a) an Early Redemption Event with respect to the Class A( - ) Notes or (b) an Event of Default and acceleration of the Class A( - ) Notes; provided, however, that if the only such event to have occurred is an Excess Spread Early Redemption Event for which an Excess Spread Early Redemption Cure has occurred, a Class A( - ) Adverse Event shall not be treated as continuing from and after the date of such cure.

“Class A( - ) Note” means any Note, in the form set forth in Exhibit A hereto, designated therein as a Class A( - ) Note and duly executed and authenticated in accordance with the Indenture.

“Class A( - ) Noteholder” means a Person in whose name a Class A( - ) Note is registered in the Note Register.

“Class A( - ) Termination Date” means the earliest to occur of (a) the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class A( - ) Notes is paid in full, (b) the Legal Maturity Date and (c) the date on which the Indenture is discharged and satisfied pursuant to Article VI thereof.

[“Compounded SOFR” with respect to any U.S. Government Securities Business Day, means:

(1) the applicable compounded average of SOFR for a tenor of 30 days as published on such U.S. Government Securities Business Day at the SOFR Determination Time; or

(2) if the rate specified in (1) above does not so appear, the applicable compounded average of SOFR for a tenor of 30 days as published in respect of the first preceding U.S. Government Securities Business Day for which such rate appeared on the FRBNY’s Website.

The specific Compounded SOFR rate is referred to by its tenor. For example, “30-day Average SOFR” refers to the compounded average SOFR over a rolling 30-calendar day period as published on the FRBNY’s Website.]

“Excess Spread Percentage” for any Distribution Date means a fraction, the numerator of which is the Excess Spread Amount for such Distribution Date multiplied by 12 and the denominator of which is the sum of the Nominal Liquidation Amounts of all Tranches of DiscoverSeries Notes as of the first day of the related Due Period.

“Expected Maturity Date” means [ ].

[“FRBNY” means the Federal Reserve Bank of New York.]

[“FRBNY’s Website” means the website of the FRBNY, currently at https://www.newyorkfed.org/markets/reference-rates/sofr-averages-and-index or at such other page as may replace such page on the FRBNY’s website.]

“Indenture” means the Amended and Restated Indenture, dated as of December 22, 2015, between the Issuer and Indenture Trustee, as such agreement may be further amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Indenture Supplement” means the Second Amended and Restated Indenture Supplement dated as of December 22, 2015, for the DiscoverSeries Notes, between the Issuer and the Indenture Trustee, as the same may be further amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Initial Dollar Principal Amount” means $[•], or such higher amount as is specified in any Notice of Additional Issuance under Section 2.09 hereof.

[“Interest Accrual Period” means, with respect to any Interest Payment Date, the period from and including the previous Interest Payment Date (or, in the case of the first Interest Payment Date for any Class A( - ) Note, from and including the applicable Issuance Date) to but excluding such Interest Payment Date.]

[“Interest Payment Date” means the fifteenth day of each [month] commencing in [    ], or if such fifteenth day is not a Business Day, the next succeeding Business Day.]

[“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.]

[“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.]

[“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.]

“Issuance Date” means [    ] with respect to all Class A( - ) Notes issued on the date hereof and, with respect to any additional Class A( - ) Notes issued pursuant to Section 2.09 hereof, any Issuance Date specified in the Notice of Additional Issuance delivered thereunder.

“Legal Maturity Date” means [    ].

[“Note Interest Rate” means, for any Interest Accrual Period, [the Benchmark for such Interest Accrual Period] [+/-] [    ]% per annum, calculated on the basis of [the actual number of days elapsed] [twelve 30-day months] and a 360-day year[; provided, that if the sum of [the Benchmark for such Interest Accrual Period] [+/-] [___]% for such Interest Accrual Period is less than 0.00%, then the Note Interest Rate for such Interest Accrual Period will be deemed to be 0.00%.]]

“Notice of Additional Issuance” has the meaning set forth in Section 2.09 hereof.

[“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by the [Calculation Agent].]

[“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.]

“Regulation RR” means Regulation RR (Credit Risk Retention) promulgated by the Securities and Exchange Commission to implement the credit risk retention requirements of Section 15G of the Securities Exchange Act.

“Required Daily Deposit Target Finance Charge Amount” means, for any day in a Due Period, an amount equal to the Class A Tranche Interest Allocation for the related Distribution Date[; provided, however, that for purposes of determining the Required Daily Deposit Target Finance Charge Amount on any day on which the Class A Tranche Interest Allocation cannot be determined because [the Benchmark determination date] for the applicable Interest Accrual Period has not yet occurred, the Required Daily Deposit Target Finance Charge Amount shall be the Class A Tranche Interest Allocation determined based on a pro forma calculation made on the assumption that [the Benchmark] will be [the Benchmark] for the applicable period determined on the first day of such calendar month, multiplied by 1.25].

“Required Daily Deposit Target Principal Amount” means, for any day in a Due Period, (i) if such Due Period is in [the Accumulation Period for the Class A( - ) Notes, the Accumulation Amount], (ii) if such day is on or after the occurrence and during the continuance of a Class A( - ) Adverse Event, the Nominal Liquidation Amount of the Class A( - ) Notes and (iii) in all other circumstances, zero.

“Required Subordinated Amount of Class B Notes” means, for the Class A( - ) Notes for any date of determination, an amount equal to the product of

(a) the Required Subordinated Percentage of Class B Notes for such Class A( - ) Notes on such date of determination; and

(b) the Nominal Liquidation Amount of such Class A( - ) Notes on such date of determination;

provided, however, that for any date of determination on or after the occurrence and during the continuation of a Class A( - ) Adverse Event, the Required Subordinated Amount of Class B Notes for the Class A( - ) Notes will be the greater of

(x) the amount determined above for such date of determination; and

(y) the amount determined above for the date immediately prior to the date on which such Class A( - ) Adverse Event shall have occurred.

“Required Subordinated Amount of Class C Notes” means, for the Class A( - ) Notes for any date of determination, an amount equal to the product of

(a) the Required Subordinated Percentage of Class C Notes for such Class A( - ) Notes on such date of determination; and

(b) the Nominal Liquidation Amount of such Class A( - ) Notes on such date of determination;

provided, however, that for any date of determination on or after the occurrence and during the continuation of a Class A( - ) Adverse Event, the Required Subordinated Amount of Class C Notes for the Class A( - ) Notes will be the greater of

(x) the amount determined above for such date of determination and

(y) the amount determined above for the date immediately prior to the date on which such Class A( - ) Adverse Event shall have occurred.

“Required Subordinated Amount of Class D Notes” means, for the Class A( - ) Notes for any date of determination, an amount equal to the product of

(a) the Required Subordinated Percentage of Class D Notes for such Class A( - ) Notes on such date of determination; and

(b) the Nominal Liquidation Amount of such Class A( - ) Notes on such date of determination;

provided, however, that for any date of determination on or after the occurrence and during the continuation of a Class A( - ) Adverse Event, the Required Subordinated Amount of Class D Notes for the Class A( - ) Notes will be the greater of

(x) the amount determined above for such date of determination; and

(y) the amount determined above for the date immediately prior to the date on which the Class A( - ) Adverse Event shall have occurred.

“Required Subordinated Percentage of Class B Notes” means, for the Class A( - ) Notes, [    ]%, subject to adjustment in accordance with Section 2.02.

“Required Subordinated Percentage of Class C Notes” means, for the Class A( - ) Notes, [    ]%, subject to adjustment in accordance with Section 2.02.

“Required Subordinated Percentage of Class D Notes” means, for the Class A( - ) Notes, [ ]%, subject to adjustment in accordance with Section 2.02.

“Seller’s Interest” means, at any time, a “seller’s interest” as defined in, and calculated in accordance with, Regulation RR.

“Seller’s Interest Measurement Date” means the last day of each calendar month.

[“SOFR Adjustment Conforming Changes” means, with respect to any SOFR Rate, any technical, administrative or operational changes (including changes to the Interest Accrual Period, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the [Calculation Agent] decides, from time to time, may be appropriate to adjust such SOFR Rate in a manner substantially consistent with or conforming to market practice (or, if the [Calculation Agent] decides that adoption of any portion of such market practice is not administratively feasible or if the [Calculation Agent] determines that no market practice exists, in such other manner as the [Calculation Agent] determines is reasonably necessary).]

[“SOFR Rate” means, with respect to the Notes, for each Interest Accrual Period will equal the [Compounded SOFR][Term SOFR][30-day Average SOFR] rate published [on the FRBNY’s website][by the Term SOFR Administrator], as of 3:00 p.m., New York time (the “SOFR Determination Time”), on the related date of determination.]

“Specified Rating” means, for the Class A( - ) Notes, [ ] with respect to [Moody’s], [ ] with respect to [Standard and Poor’s] and [ ] with respect to [Fitch].

“Stated Principal Amount” means $[•] or such higher amount as is specified in any Notice of Additional Issuance under Section 2.09.

[“Targeted Accumulation Reserve Subaccount Deposit” means, with respect to any Distribution Date during the Accumulation Reserve Funding Period, an amount equal to (i) [0.5]% of the Outstanding Dollar Principal Amount of the Class A( - ) Notes as of the close of business on the last day of the related Due Period or (ii) any other amount designated by the Calculation Agent on behalf of the Issuer.]

[“Term SOFR” ” means, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Accrual Period at the SOFR Determination Time, as such rate is published by the Term SOFR Administrator; provided, however, that if as of the SOFR Determination Time on such date, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Transition Event with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to the date of such SOFR Determination Time.]

[“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the [Calculation Agent]).]

[“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.]

[“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.]

[“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.]

Section 1.02 Representations and Warranties of Issuer. The Issuer represents and warrants that:

(a) the Issuer has been duly formed and is validly existing as a statutory trust in good standing under the laws of the State of Delaware, and has full power and authority to execute and deliver this Terms Document and to perform the terms and provisions hereof;

(b) the execution, delivery and performance of this Terms Document by the Issuer have been duly authorized by all necessary limited liability company and statutory trust proceedings of the Beneficiary and the Owner Trustee, do not require any approval or consent of any governmental agency or authority and do not and will not conflict with any material provision of the Certificate of Trust or the Trust Agreement of the Issuer;

(c) this Terms Document is the valid, binding and enforceable obligation of the Issuer, except as the same may be limited by receivership, insolvency, reorganization, moratorium or other laws relating to the enforcement of creditors’ rights generally or by general equity principles;

(d) to the best of the Issuer’s knowledge, this Terms Document will not conflict with any law or governmental regulation or court decree applicable to it;

(e) the Issuer is not required to be registered under the Investment Company Act;

(f) all information heretofore furnished by the Issuer in writing to the Indenture Trustee for purposes of or in connection with this Terms Document or any transaction contemplated hereby is, and all such information hereafter furnished by the Issuer in writing to the Indenture Trustee will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified; and

(g) to the best knowledge of the Issuer, there are no proceedings or investigations pending against the Issuer before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over the Issuer (i) asserting the invalidity of this Terms Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Terms Document or (iii) seeking any determination or ruling which in the Issuer’s judgment would materially and adversely affect the performance by the Issuer of its obligations under this Terms Document or the validity or enforceability of this Terms Document.

Section 1.03 Representations and Warranties of Indenture Trustee. The Indenture Trustee represents and warrants and any successor trustee shall represent and warrant that:

(a) the Indenture Trustee is organized, existing and in good standing under the laws of the United States of America;

(b) the Indenture Trustee has full power, authority and right to execute, deliver and perform this Terms Document, and has taken all necessary action to authorize the execution, delivery and performance by it of this Terms Document; and

(c) this Terms Document has been duly executed and delivered by the Indenture Trustee.

Section 1.04 Limitations on Liability.

(a) It is expressly understood and agreed by the parties hereto that (i) this Terms Document is executed and delivered by the Owner Trustee not individually or personally but solely as Owner Trustee under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (ii) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking or agreement by the Owner Trustee but is made and intended for the purpose of binding only the Issuer, (iii) nothing herein contained will be construed as creating any liability on the Owner Trustee individually or personally, to perform any covenant of the Issuer either expressed or implied herein, all such liability, if any, being expressly waived by the parties to this Terms Document and by any Person claiming by, through or under them, (iv) the Owner Trustee has made no investigation as to the accuracy or completeness of any representations and warranties made by the Trust in the Agreement and (v) under no circumstances will the Owner Trustee be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Terms Document or any related documents.

(b) None of the Indenture Trustee, the Owner Trustee, the Calculation Agent, the Beneficiary, the Depositor, any Master Servicer or any Servicer or any of their respective officers, directors, employees, incorporators or agents will have any liability with respect to this Terms Document, and recourse may be had solely to the Collateral pledged to secure these Class A( - ) Notes under the Indenture, the Indenture Supplement and this Terms Document.

Section 1.05 Governing Law. THIS TERMS DOCUMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ANY CONFLICT OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

Section 1.06 Counterparts. This Terms Document may be executed in any number of counterparts, each of which when so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 1.07 Ratification of Indenture and Indenture Supplement. As supplemented by this Terms Document, each of the Indenture and the Indenture Supplement is in all respects ratified and confirmed and the Indenture as supplemented by the Indenture Supplement and this Terms Document shall be read, taken and construed as one and the same instrument.

ARTICLE II

The Class A( - ) Notes

Section 2.01 Creation and Designation. There is hereby created a Tranche of Class A Notes to be issued pursuant to this Terms Document, the Indenture and the Indenture Supplement to be known as the “DiscoverSeries Class A( - ) Notes.”

Section 2.02 Adjustments to Required Subordinated Percentages and Amount.

(a) On any date, the Issuer may, at the direction of the Beneficiary, change the Required Subordinated Percentage of Class B Notes, the Required Subordinated Percentage of Class C Notes or the Required Subordinated Percentage of Class D Notes, in each case for the Class A( - ) Notes, without the consent of any Noteholders; provided that the Issuer has received written confirmation from each applicable Note Rating Agency that the change in such percentage will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes.

(b) On any date, the Issuer may, at the direction of the Beneficiary, replace all or a portion of the Required Subordinated Amount of Class B Notes, the Required Subordinated Amount of Class C Notes or the Required Subordinated Amount of Class D Notes, in each case for the Class A( - ) Notes with a different form of credit enhancement (including, without limitation, a cash collateral account, a letter of credit, a reserve account, a surety bond, an insurance policy or a collateral interest, or any combination thereof) and may add such definitions and other terms and make such additional amendments to this Terms Document as shall be necessary for such replacement without the consent of any Noteholders, provided that the Issuer has received written confirmation from each applicable Note Rating Agency that such replacement and such other amendments will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes.

Section 2.03 [Interest Payment]. [For the first Interest Payment Date, [    ], the amount of interest due with respect to the Class A( - ) Notes is $[•].] For each Interest Payment Date [following the first Interest Payment Date for any Class A( - ) Note], the amount of interest due with respect to the Class A( - ) Notes shall be an amount equal to

(i)	(A)a fraction, the numerator of which is [the actual number of days in the related Interest Accrual Period] [30] and the denominator of which is 360, times

(B) the Note Interest Rate in effect with respect to such related Interest Accrual Period, times

(ii)	the Outstanding Dollar Principal Amount of the Class A( - ) Notes determined as of the first date of such related Interest Accrual Period, plus any Class A Tranche Interest Allocation Shortfall for such Class A( - ) Notes for the immediately preceding Distribution Date, together with interest thereon at the Note Interest Rate in effect with respect to such related Interest Accrual Period, calculated on the basis of [the actual number of days in the related Interest Accrual Period] [twelve 30-day months] and a 360-day year.]

Section 2.04 [Determination of Benchmark; Effect of Benchmark Transition Event].

(a) [The initial Benchmark will be the SOFR Rate. For purposes of determining the interest rate applicable to the Notes for each Interest Accrual Period, SOFR Rate will be determined two U.S. Government Securities Business Days before that Interest Accrual Period begins.]

(b) [If the sum of SOFR Rate plus [•]% for such Interest Accrual Period is less than 0.00%, then the interest rate for the Class A( — ) Notes for such Interest Accrual Period shall be deemed to be 0.00%. The [Calculation Agent] will have the right, in its sole discretion, to make applicable SOFR Adjustment Conforming Changes.]

(c) [SOFR Rate applicable to the then current and immediately preceding Interest Accrual Period may be obtained by telephoning the Indenture Trustee at its corporate trust office or any other telephone number designated by the Indenture Trustee.]

(d) [Notwithstanding the foregoing, if the [Calculation Agent] determines prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the determination of the then-current Benchmark, the Benchmark Replacement determined by the [Calculation Agent] will replace the then-current Benchmark for all purposes relating to the Class A( - ) Notes in respect of such determination on such date and all such determinations on all subsequent dates.]

(e) [The [Calculation Agent] will deliver written notice to each hired agency, the Indenture Trustee, the Owner Trustee and the Paying Agent on any SOFR Adjustment Date if, as of the applicable Reference Time, the [Calculation Agent] has determined with respect to the related Interest Accrual Period that there will be a change in the SOFR Rate or the terms related thereto since the immediately preceding SOFR Adjustment Date due to a determination by the [Calculation Agent] that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred.]

(f) [The [Calculation Agent] will have the right to make SOFR Adjustment Conforming Changes and, in connection with the implementation of a Benchmark Replacement, Benchmark Replacement Conforming Changes, from time to time.]

(g) [Any determination, decision or election that may be made by the [Calculation Agent] or any other person in connection with a Benchmark Transition Event, a Benchmark Replacement Conforming Change or a Benchmark Replacement as described above, including any determination with respect to administrative feasibility (whether due to technical, administrative or operational issues), a tenor, rate, an adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the [Calculation Agent]’s sole discretion, and, notwithstanding anything to the contrary in the transaction documents, will become effective without the consent of any other person (including any Noteholder). The holders of the Class A( - ) Notes will not have any right to approve or disapprove of these changes and will be deemed to have agreed to waive and release any and all claims relating to any such determinations. Notwithstanding anything to the contrary in the transaction documents, none of the issuing entity, the Owner Trustee, the Indenture Trustee, the Calculation Agent, the Sponsor, the Depositor or the Servicer will have any liability for any action or inaction taken or refrained from being taken by it with respect to any Benchmark, Benchmark Transition Event, Benchmark Replacement Date, Benchmark Replacement, Unadjusted Benchmark Replacement, Benchmark Replacement Adjustment, Benchmark Replacement Conforming Changes or any other matters related to or arising in connection with the foregoing. Each Noteholder and Note owner, by its acceptance of a Note or a beneficial interest in a Note, will be deemed to waive and release any and all claims against the Issuer, the Owner Trustee, the Indenture Trustee, the Calculation Agent, the sponsor, the depositor and the servicer relating to any such determinations.]

(h) [For the avoidance of doubt: (a) in no event will (i) the [Calculation Agent] be responsible for determining the SOFR Rate or any substitute for SOFR if such rate does not appear on the FRBNY’s Website or on a comparable system as is customarily used to quote SOFR or such substitute for SOFR, (ii) the Indenture Trustee, the Paying Agent and the Owner Trustee be responsible for determining the SOFR Rate or any substitute for SOFR or (iii) the Indenture Trustee, the Paying Agent and the Owner Trustee be responsible for making any decision or election in connection with a Benchmark Transition Event or a Benchmark Replacement as described above, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event and (b) in connection with any of the matters referenced in clause (a) of this sentence, the Indenture Trustee, the Paying Agent and the Owner Trustee will be entitled to conclusively rely on any determinations made by the [Calculation Agent] (on behalf of the issuing entity), as applicable, in regards to such matters and will have no liability for such actions taken at the direction of the [Calculation Agent] (on behalf of the issuing entity).]

(i) [The Indenture Trustee, the Paying Agent, and the Owner Trustee will be under no obligation (i) to monitor, determine or verify the availability, unavailability or cessation of SOFR (or other applicable Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment or Unadjusted Benchmark Replacement, or other modifier to any replacement or successor index, or (iv) to determine whether or what SOFR Adjustment Conforming Changes or Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.]

(j) [The Indenture Trustee, the Paying Agent and the Owner Trustee will not be liable for any inability, failure or delay on its part to perform any of its duties set forth in the Indenture and the other transaction documents as a result of the unavailability of SOFR (or other applicable Benchmark) and the absence of a designated Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation, the Servicer or the [Calculation Agent] (on behalf of the Issuer), in providing any direction, instruction, notice or information required or contemplated by the terms of the Indenture and the other transaction documents and reasonably required for the performance of such duties.]

Section 2.05 Payments of Interest and Principal.

(a) [The Issuer will cause interest to be paid on each Interest Payment Date and principal to be paid on the Expected Maturity Date; provided, however, that it shall not be an Event of Default if principal is not paid in full on such Expected Maturity Date unless funds for such payment have been allocated in accordance with Section 3.01 of the Indenture Supplement; and provided, further, that if a Class A( - ) Adverse Event has occurred and is continuing, principal will instead be payable in monthly installments on each Principal Payment Date for the Class A( - ) Notes in accordance with Sections 3.01 and 3.05 of the Indenture Supplement. All payments of interest and principal on the Class A( - ) Notes shall be made as set forth in Section 1102 of the Indenture.]

(b) The right of the Class A( - ) Noteholders to receive payments from the Issuer will terminate on the Class A( - ) Termination Date.

(c) All payments of principal, interest or other amounts to the Class A( - ) Noteholders will be made pro rata based on the Stated Principal Amount of their Class A( - ) Notes.

Section 2.06 Form of Delivery of Class A( - ) Notes; Depository; Denominations.

(a) The Class A( - ) Notes shall be delivered in the form of a Global Note which shall be a Registered Note as provided in Section 204 of the Indenture. The form of the Class A( - ) Notes is attached hereto as Exhibit A.

(b) The Depository for the Class A( - ) Notes shall be The Depository Trust Company, and the Class A( - ) Notes shall initially be registered in the name of Cede & Co., its nominee.

(c) The Class A( - ) Notes will be issued in minimum denominations of $[•] and integral multiples of $[•] in excess of that amount.

Section 2.07 Delivery and Payment for the Class A( - ) Notes. The Issuer shall execute and deliver the Class A( - ) Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall deliver the Class A( - ) Notes when authenticated, each in accordance with Sections 203 and 303 of the Indenture.

Section 2.08 [Targeted Deposits to the Accumulation Reserve Account. The deposit targeted to be made to the Accumulation Reserve Subaccount for the Class A( - ) Notes for any Due Period during the Accumulation Reserve Funding Period will be an amount equal to the Targeted Accumulation Reserve Subaccount Deposit minus any amount on deposit in the Accumulation Reserve Subaccount for the Class A( - ) Notes.]

Section 2.09 Additional Issuances of Notes. Subject to clauses (ii), (iii), (iv) and (v) of Section 2.02 and Section 2.03 of the Indenture Supplement, the Issuer may issue additional Class A( - ) Notes, so long as the following conditions precedent are satisfied:

(a) the Issuer shall have given the Indenture Trustee written notice of such issuance of additional Class A( - ) Notes (the “Notice of Additional Issuance”) at least one (1) Business Day in advance of the Issuance Date thereof, which notice shall include:

(i)	the Issuance Date of such additional Class A( - ) Notes;

(ii)	the amount of such additional Class A( - ) Notes being offered and the resulting Initial Dollar Principal Amount and Stated Principal Amount of Class A( - ) Notes;

(iii)	the date from which interest on such additional Class A( - ) Notes will accrue (which may be a date prior to the date of issuance thereof);

(iv)	the first Interest Payment Date on which interest will be paid on such additional Class A( - ) Notes; and

(v)

any other terms that the Issuer set forth in such notice of issuance of additional Class A( - ) Notes to clarify the rights of Holders of such additional Class A( - ) Notes or the effect of such issuance of additional Class A( - ) Notes on any calculations to be made with respect to the Class A( - ) Notes, Class A, or the Issuer.

All such terms shall be incorporated into and form a part of this Terms Document on and after the effective date of such Class A( - ) Notes;

(b) no Class A( - ) Adverse Event has occurred and is continuing; and

(c) either (i) the issuance of such additional Class A( - ) Notes would be treated as part of the same issue as the outstanding Class A( - ) Notes under Treasury Regulation Sections 1.1275-1(f)(1) or 1.1275-2(k) or (ii) such additional Class A( - ) Notes are not issued with “original issue discount” for purposes of Section 1273 of the Code.

The Issuer shall not have to satisfy the conditions set forth in Section 310 of the Indenture in connection with an issuance of additional Class A( - ) Notes so long as such conditions were satisfied or waived in connection with the initial issuance of Class A( - ) Notes;

provided, however, that the Issuer shall have to deliver to the Indenture Trustee a Master Trust Tax Opinion and an Issuer Tax Opinion with respect to such issuance.

Section 2.10 [Designation of Additional Amounts to Be Included in the Excess Spread Amount for the DiscoverSeries Notes]. At any time that any outstanding Series of certificates issued by the Master Trust provides that the Series Principal Collections allocated to such Series will be deposited into the Group Finance Charge Collections Reallocation Account for the Master Trust to the extent necessary for application to cover shortfalls for other Series issued by the Master Trust, an amount equal to (x) all Series Principal Collections allocated to such Series, multiplied by (y) a fraction, the numerator of which is the sum of the Nominal Liquidation Amounts for each outstanding Tranche of the DiscoverSeries Notes (including the Class A( - ) Notes) and the denominator of which is (i) the Aggregate Investor Interest for the Master Trust minus (ii) the sum of the Series Investor Interests for all such Series that provide that the Series Principal Collections allocated to such Series will be so deposited, is hereby designated to be included in the Excess Spread Amount and shall be treated as Series Finance Charge Amounts for the DiscoverSeries.]

Section 2.11 [Variable Accumulation Period]. Notwithstanding anything to the contrary in Section 4.02 of the Indenture Supplement, the Calculation Agent on behalf of the Issuer shall, by written notice to the Indenture Trustee, delay the commencement of the Accumulation Period for the Class A( - ) Notes and determine a new Accumulation Commencement Date, subject to the conditions set forth in this Section 2.11; provided, however, that the Accumulation Period shall commence no later than the first day of the Due Period related to the Expected Maturity Date for the Class A( - ) Notes. To the extent that the Calculation Agent has previously delayed the commencement of the Accumulation Commencement Date pursuant to this Section 2.11, the Calculation Agent may subsequently accelerate the commencement of the Accumulation Commencement Date, subject to the conditions set forth in this Section 2.11. Any adjustments by the Calculation Agent on behalf of the Issuer to the Accumulation Commencement Date shall be made no later than the earlier to occur of (x) the first day of the initial Due Period of the proposed Accumulation Period (after giving effect to the current adjustment and all prior adjustments to the commencement of the Accumulation Period pursuant to this Section 2.11) and (y) the last day of the Due Period immediately preceding the first Due Period of the currently scheduled Accumulation Period (after giving effect to any prior adjustments in the commencement of the Accumulation Period pursuant to this Section 2.11).

The Calculation Agent on behalf of the Issuer shall cause any such adjustment if the Calculation Agent determines in good faith that each of the following conditions will be satisfied: (i) the Calculation Agent on behalf of the Issuer delivers to the Indenture Trustee a certificate to the effect that the Calculation Agent on behalf of the Issuer reasonably believes that, based on the payment rate and the anticipated availability of Series Principal Amounts and Reallocated Principal Amounts, (x) the adjustment to the commencement of the Accumulation Period for the Class A( - ) Notes will not result in any Tranche of Notes not being paid in full on the relevant Expected Maturity Date (as defined in the applicable Terms Document) and, (y) if such adjustment is an acceleration of the commencement of the Accumulation Period for the Class A( - ) Notes,

the resulting Accumulation Period for the Class A( - ) Notes is the shortest Accumulation Period for the Class A( - ) Notes that will not result in any Tranche of Notes not being paid in full on the relevant Expected Maturity Date (as defined in the applicable Terms Document); (ii) such adjustment is permitted under the Series 2007-CC Supplement or any other applicable agreement relating to any Additional Collateral Certificate; and (iii) the Accumulation Amount, the Accumulation Commencement Date and the Accumulation Period Length shall have been adjusted. The Calculation Agent on behalf of the Issuer shall not be required to obtain confirmation from the applicable Note Rating Agencies that any such adjustment in the commencement of the Accumulation Period will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes. The Calculation Agent on behalf of the Issuer shall provide written notice to each applicable Note Rating Agency in the event that the commencement of the Accumulation Period for the Class A( - ) Notes is adjusted pursuant to this Section 2.11.

Section 2.12 Seller’s Interest to Be Included in the Monthly Statement. The Issuer shall cause the Master Servicer to include the amount of the Seller’s Interest as of the Seller’s Interest Measurement Date on each investor certificateholder’s monthly statement delivered pursuant to the Series 2007-CC Supplement.

Section 2.13 Duties of the Indenture Trustee. For the avoidance of doubt, the Indenture Trustee undertakes to perform only such duties as are specifically set forth in the Indenture, the Indenture Supplement, the Pooling and Servicing Agreement, any Series Supplement and this Agreement and as such shall have no obligation or responsibility to monitor or enforce compliance with Regulation RR, nor shall be liable to any Person for any violation of Regulation RR; provided that nothing in this Section 2.13 shall alter the Indenture Trustee’s duties, obligations or standard of care as set forth in the Indenture or any Indenture Supplement. It is understood and acknowledged that the Indenture Trustee has not provided any advice with respect to the acquisition of the Class A Notes, and has no financial interest in the acquisition of such Class A Notes.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Terms Document to be duly executed, all as of the day and year first above written.

DISCOVER CARD EXECUTION NOTE TRUST,
as Issuer

By:	Wilmington Trust Company,
not in its individual capacity but solely as Owner Trustee

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Indenture Trustee

By:
Name:
Title:

[Signature Page to Class A( - ) Terms Document]